Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-162261 on Form S-4 of our report dated February 20, 2009 (September 16, 2009 as to the effects of the adoption of SFAS 160 and the definitive merger agreement reached with PepsiCo, Inc.), relating to the consolidated financial statements and financial statement schedule of Bottling Group, LLC and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Bottling Group, LLC’s adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R),” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109,” and retrospective adjustment for the adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51” (“SFAS 160”)), incorporated by reference in the Current Report on Form 8-K of The Pepsi Bottling Group, Inc. dated September 16, 2009 and incorporated by reference in Current Report on Form 8-K of PepsiCo, Inc. dated September 18, 2009, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 11, 2010